Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Nephros, Inc. on Form S-8 (Nos 333-205167; 333-223849; 333-232707, 333-238563, 333-256712 and 333-280278) and on Form S-3 (Nos 333-232708, 333-259370 and 333-279328), of our report dated March 12, 2026, relating to the financial statements of Nephros, Inc., as of and for the years ended December 31, 2025 and 2024, which appears in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts
March 12, 2026